Exhibit 5.1

The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone (713) 524-4110
Facsimile (713) 524-4122

September 8, 2008

RX Scripted, Inc.
Holly Springs, North Carolina

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of RX Scripted, Inc. (the "Company") covered by an Amended Form S-1 Registration Statement, (the "Registration Statement"), filed with the Securities and Exchange Commission on or around the date of this opinion, which relates to the resale of 232,500 shares of common stock, $0.001 par value (the "Shares") of the Company.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, and Bylaws, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based upon the foregoing and in reliance thereof, it is our opinion that the Shares will, when sold by the Selling Shareholders as described in the Registration Statement, be legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

Sincerely,
/s/ The Loev Law Firm, PC
The Loev Law Firm, PC